Exhibit 99.1

               Possis Medical, Inc. Reports Third-Quarter Results

         Ultra System Sales Exceed Expectations; Net Sales Up 7 Percent
                Over Year Ago Quarter and 3 percent Sequentially

     MINNEAPOLIS--(BUSINESS WIRE)--May 23, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today reported results for its fiscal 2007 third quarter.

     For the third quarter ended April 30, 2007, Possis delivered net sales of $16.2 million, a 7 percent increase from fiscal 2006 third-quarter sales of $15.2 million. The Company reported third-quarter net income on a generally accepted accounting principles (GAAP) basis of $44,000, or $0.00 per diluted share, improved from a GAAP net loss of $278,000, or $0.02 per diluted share, for the prior-year period. This includes stock-based compensation expense of $669,000, net of tax, or $0.04 per diluted share, and $820,000, net of tax, or $0.05 per diluted share, for the fiscal 2007 and 2006 third quarters, respectively. As adjusted to eliminate the effect of stock-based compensation expense, net income (non-GAAP) was $713,000, or $0.05 per diluted share in the third fiscal quarter of 2007 compared to net income of $542,000, or $0.03 per diluted share, in the third quarter of fiscal 2006.

     Due to the recent AngioJet(R) Ultra Thrombectomy System launch, Possis' expense for sales returns has increased from approximately 1 percent of gross revenue to 3.3 percent of gross revenue in the fiscal 2007 third quarter. This increase is due to the expected rise in returns of customers' disposable product inventory usable only with the previous generation AngioJet System. At the customer's request, these returns are often delayed 30 to 60 days until the customer is fully trained and converted to the new Ultra System. Gross revenue in the third quarter increased 9 percent to $16.8 million, versus the same period one year ago; gross revenue was up 5 percent sequentially from the fiscal 2007 second quarter. Possis anticipates that sales returns will moderate as the Ultra System becomes the preferred thrombectomy system. Please refer to the table on page 7 for additional details on revenue and sales returns.

     "Year over year, we delivered revenue growth in spite of higher sales returns. We did, however, come up somewhat short of our guidance," said Robert
G. Dutcher, CEO of Possis Medical. "Possis is in the midst of a growth recovery phase and at a pivotal transition in our business. As we convert from the legacy AngioJet Systems to the new Ultra Consoles, we're going to market with a whole new product line--working to turn over an installed base of over 1,800 drive units and prior-generation catheters and pumps. This transition is expected to result in increased sales returns, higher manufacturing start-up costs, and a higher ratio of capital equipment versus disposable product sales that will impact gross margins and product sales mix while we focus on the Ultra System near-term."

     "Our focus as a Company is long term and strategic, and an important part is to place Ultra Consoles and secure complete market access for additional Ultra Catheter Set designs. These are future revenue generators and keys to growth. It's encouraging that Ultra Console placements and sales exceeded our expectations for the third quarter and early indications are that Ultra System disposable usage will significantly exceed historic usage rates."

     Continued Dutcher, "Moreover, the FDA just recently cleared our AngioJet Ultra Spiroflex(R) catheter set for blood clot removal in coronary conduits. This approval means our flagship Ultra Spiroflex catheter set is now approved for both coronary and peripheral thrombus removal, an important forward step in establishing the Ultra System. Additionally, the FDA cleared our FETCH(TM) Aspiration Catheter specifically for coronary vasculature use, on top of its original clearance for generic arteries. These two newest indications further broaden the on-label scope of our product family and offer physicians a more complete solution for treating coronary thrombus."

     In the fiscal 2007 third quarter, Possis sold 36 new AngioJet Ultra Consoles and 15 prior-generation drive units worldwide. Total U.S. drive units in the field, which contributes to catheter usage and sales, increased sequentially to 1,777 at the end of the fiscal 2007 third quarter from 1,719 units at the end of the fiscal 2007 second quarter. Of total U.S. drive units in the field, 109 are the new AngioJet Ultra consoles.

     For the third quarter, Possis' gross profit margin was 68 percent, versus 71 percent in the year-ago third quarter. The quarterly, year-over-year decrease was primarily due to the impact of higher start-up costs for new products and customer conversion to the Ultra System. Average selling prices remained firm across the company's product lines.

     Selling, general and administrative expenses (SG&A) increased by $869,000 from the year-earlier third quarter, to $9.2 million. Sales force commissions and a sales force operating at full staff contributed to the rise.

     Fiscal 2007 third-quarter research and development (R&D) spending decreased by $498,000 from the prior-year period to $2.4 million. The year-over-year decrease is due to the timing of specific expenses for R&D initiatives as several new products are now moving to market release. R&D spending represented
14.6 percent of third-quarter revenue.

     On April 30, 2007, cash, cash equivalents, and marketable securities totaled $43.3 million. On December 19, 2006, Possis' board of directors authorized the company to repurchase up to $15 million of its common stock over the two years ending December 31, 2008. During the third quarter, Possis repurchased $1.88 million, or 149,738 shares, of common stock at an average price of $12.54 per share. Based on market conditions, Possis plans to repurchase additional shares going forward to offset dilution from stock-based compensation programs.

     For the nine-month period ended April 30, 2007, net sales increased 4 percent and totaled $47.6 million, versus $45.8 million in the prior year. The company reported a net loss of $16,000 for the nine months on a GAAP basis, including stock-based compensation expense of $2 million, net of tax, or $0.12 per diluted share. GAAP net income for the prior-year nine months was $330,000, or $0.02 per diluted share, including stock-based compensation expense of $2.3 million, net of tax, or $0.13 per diluted share. As adjusted to eliminate the effect of stock-based compensation expense, net income (non-GAAP) for the fiscal 2007 nine months was $2.0 million, or $0.11 per diluted share, compared to $2.6 million, or $0.14 per diluted share, for fiscal 2006.

     AngioJet Product Update

     Said Dutcher, "Possis continues to be the established leader in the thrombus management space. Through ongoing new product introductions and additional clinical science, we have returned to growth and our goal remains to leverage our proven technology and market strength to provide physicians and hospitals with a broader portfolio of endovascular treatment options."

     AngioJet Ultra System

     During the third quarter, Possis initiated the full market release of its new AngioJet Ultra Thrombectomy System. Leading up to full-market release, the Ultra System was broadly evaluated by experienced AngioJet operators in several hospitals across the country. According to Possis, cathlab staff found the Ultra System to be much faster to set up and significantly easier to use than the previous generation AngioJet System, while retaining the same therapeutic effectiveness--and physician response has been overwhelmingly positive.

     Ultra Spiroflex Thrombectomy Set

     Possis' new Ultra Thrombectomy System combines catheters and pump sets into a single disposable device called a Thrombectomy Set. The Spiroflex catheter was approved for coronary use with the previous generation AngioJet System in January 2007. Recently, the FDA approved the Ultra Spiroflex thrombectomy set for coronary use with the Ultra System. The Ultra Spiroflex thrombectomy set is now cleared for both coronary and peripheral use.

     Said Dutcher, "Approval of the Ultra Spiroflex thrombectomy set demonstrates the continued forward progress we're making with our new Ultra System."

     Spiroflex Catheters

     In April 2007, the FDA approved Possis' AngioJet Spiroflex VG rapid exchange catheter for thrombus removal in coronary conduits. First introduced in July 2006 for removing thrombus in larger peripheral arteries, the recent FDA approval allows the Spiroflex VG catheter to be marketed for use in saphenous vein bypass grafts in the heart and larger native coronary arteries.

     Sharing the same platform technology, Possis' Spiroflex and Spiroflex VG catheters are the company's most flexible and maneuverable rapid exchange catheters. The Spiroflex and Spiroflex VG catheters are now approved for thrombus removal in both coronary and peripheral arteries. The Spiroflex catheter is uniquely suited for thrombus removal in smaller native coronary arteries, while the Spiroflex VG catheter provides more power and is specifically designed for thrombus removal in bypass grafts in the heart and larger peripheral and coronary arteries. According to Possis, interventions in saphenous vein bypass grafts represent approximately 15 percent of all coronary interventions. These bypass grafts are generally larger in diameter than native coronary arteries and often contain larger, more difficult to remove thrombus.

     Non-AngioJet Products

     Possis continues to make progress with its strategy to leverage the Company's enterprise strengths by bringing new endovascular products to market. So far in fiscal 2007, Possis has introduced two new non-AngioJet products; the Fetch Aspiration Catheter and the SafeSeal(TM) Hemostasis Patch. Both products have been well received by customers and their combined sales represented 4 percent of total revenue in the fiscal third quarter. In May 2007, the FDA approved the company's application to specifically label the Fetch Aspiration Catheter for use in coronary arteries, in addition to peripheral arterial use.

     Said Dutcher, "We're very pleased with this new, more specific indication from the FDA. The Fetch aspiration catheter can now be marketed more directly for the removal of fresh, soft, emboli and thrombus from arteries in the coronary and peripheral vasculature. While the AngioJet System remains the gold standard in thrombectomy, the Fetch catheter provides physicians with a quick and simple means to aspirate small amounts of fresh coronary thrombus."

     "Our early success with the Fetch catheter has allowed us to further position Possis as the complete solution for thrombus treatment. Combined, our comprehensive product offering provides safe and effective devices to remove thrombus throughout the body's vascular system--and positions Possis well for future growth."

     As noted in Possis' second-quarter earnings release, the initial market evaluation of the GuardDOG Occlusion Guidewire System demonstrated its utility in temporarily occluding blood flow through a vascular treatment field, offering physicians greater control when employing endovascular catheter treatments such as AngioJet thrombectomy. This initial clinical experience also highlighted the market's desire for an even more flexible guidewire shaft. Further development work towards this goal is proceeding, and Possis expects to continue the initial clinical evaluation starting in the fiscal 2007 fourth quarter. Full U.S. market release of the GuardDOG System, comprising a 0.035" diameter guidewire and later a 0.014" guidewire, is expected later this calendar year.

     Clinical Science Update

     Coronary Thrombectomy

     Possis' JETSTENT clinical trial of AngioJet thrombectomy in heart attack patients with large thrombus has enrolled 155 patients to date at seven active sites, mostly in Europe, continuing toward the next interim milestone of 225 patients expected later this calendar year.

     Additionally, Possis continues its collaboration with a leading clinical researcher and trialist to combine all suitable published clinical experience with the AngioJet System in treating acute coronary syndrome patients into a single large clinical dataset for a more sophisticated meta-analysis of the safety and benefit of AngioJet thrombectomy in such patients. The company expects this effort will be presented or published later in 2007.

     Finally, Possis continues to promote the important findings from Dr. George Sianos and the Thoraxcenter in Rotterdam, the Netherlands. This work shows that in heart attack patients, AngioJet thrombectomy to remove large thrombus before placement of a drug-eluting stent (DES) is associated with significantly lower rates of death, repeat heart attack and stent thrombosis. Sianos' work was presented at four major medical meetings in 2006, most recently the November annual meeting of the American Heart Association. Additionally, it was also presented to the Circulatory Systems Advisory Panel meeting convened by FDA in December, and has been accepted by a major U.S. medical journal for publication later this year.

     Said Dutcher, "We believe these key results demonstrate that unresolved thrombus at the time a drug-eluting stent is placed is a significant cause of subsequent stent thrombosis; and that AngioJet thrombectomy has an essential role to play in reducing overall rates of stent thrombosis nationwide."

     Peripheral Arterial Thrombus and Venous Thromboembolic (VTE) Disease

     Possis continues to develop several significant new clinical science initiatives to support its peripheral vascular product offerings. The company's new PEARL registry (PEripheral use of AngioJet Rheolytic Thrombectomy with Mid-Length Catheters) is now actively enrolling patients, with 52 enrolled to date. PEARL is a Web-based registry of patient treatments and outcomes using the mid-length DVX(R) and Xpeedior(R) AngioJet catheters. Eventually, PEARL will involve 20 or more high-volume peripheral AngioJet thrombectomy centers, and become a source of future case studies, scientific presentations, and publications on the uses and clinical value of AngioJet treatment in a variety of peripheral vascular disease challenges. The company plans to include clinical experience with its GuardDOG product in the PEARL registry as well. In addition, Possis expects the initial clinical experiences with GuardDOG System will be the subject of scientific presentations and publications.

     Several new articles have appeared in recent medical literature presenting AngioJet thrombectomy and Power Pulse(TM) Spray for the treatment of deep vein thrombosis (DVT). Recent presentations at the January meeting of the International Society for Endovascular Therapy in Miami, Fla., and the February meeting of the American Venous Forum in San Diego, Calif., have provided valuable new clinical science and favorable exposure for the value Possis AngioJet thrombectomy brings to treating VTE. Following the recent approved indication for venous AngioJet thrombectomy, Possis continues to expand its investment in new clinical science work to support the growing peripheral market.

     Business Outlook

     Looking ahead, Possis Medical anticipates fourth-quarter net sales of $17 million to $18 million and GAAP net income, which includes stock-based compensation expense, of $0.00 to $0.02 per diluted share. After adjustment to eliminate stock-compensation expense, net income (non-GAAP) is expected to be in the range of $0.04 to $0.06 per diluted share.

     For the current fiscal year ending July 31, 2007, Possis expects net sales of $65 million to $66 million, with a gross margin of approximately 70 percent. Net income per diluted share, which includes the impact of stock-based compensation expense, is expected to be in the range of $0.00 to $0.02 per share. After adjustment to eliminate stock-compensation expense, net income (non-GAAP) per diluted share for the year is estimated to range between $0.16 and $0.18 per share.

     For the 2008 fiscal year, Possis' preliminary guidance anticipates sales in the low to mid $70 million range.

     The Company will host a conference call today, Wednesday, May 23, 2007, at 9:30 a.m. (CT). Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss third-quarter operating results.

     To join the conference call, dial 1-888-889-7567 (international 1-517-645-6377) and give the password "conference." A replay of the conference call will be available one hour after the call ends through 11:59 p.m. (CT) on May 25, 2007. To access the replay, dial 1-800-839-2348 (international 1-203-369-3033).

     For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis' conference call will be available for 30 days.

     About Possis Medical, Inc.

     Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions, performance, development, indications, and clinical initiatives. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage and launching new products, our ability to effectively manage new product development timelines, our success in selling products for new indications, and our ability to generate suitable clinical data to support growing AngioJet System use. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.


                        POSSIS MEDICAL, INC.
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

ASSETS                                    April 30, 2007 July 31, 2006
                                          -------------- -------------

CURRENT ASSETS:
  Cash and cash equivalents..............    $2,084,560    $3,505,796
  Marketable securities..................    41,247,100    44,610,130
  Trade receivables (less allowance for
   doubtful accounts and returns of
   $899,000 and $580,000, respectively)..     8,440,953     8,356,776
  Inventories............................     8,051,592     5,915,950
  Prepaid expenses and other assets......     3,121,837     1,663,322
  Deferred tax asset.....................     1,331,000     1,331,000
                                          -------------- -------------
    Total current assets.................    64,277,042    65,382,974

PROPERTY AND EQUIPMENT, net..............     4,752,370     5,090,198
DEFERRED TAX ASSET.......................    11,152,648    10,756,000
INVESTMENT IN RAFAEL MEDICAL.............     2,612,317             -
OTHER ASSET..............................     1,066,463       723,262
                                          -------------- -------------

TOTAL ASSETS.............................   $83,860,840   $81,952,434
                                          ============== =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable.................    $2,163,808    $2,040,367
  Accrued salaries, wages, and
   commissions...........................     3,242,770     3,468,961
  Other liabilities......................     2,492,438     2,715,421
                                          -------------- -------------
     Total current liabilities...........     7,899,016     8,224,749

OTHER LIABILITIES........................     1,118,317       823,975

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock-authorized, 100,000,000
   shares of $0.40 par value each; issued
   and outstanding, 17,105,187 and
   17,146,825 shares, respectively.......     6,842,075     6,858,730
  Additional paid-in capital.............    79,067,608    77,378,276
  Accumulated other comprehensive loss...       (46,000)     (329,000)
  Retained deficit.......................   (11,020,176)  (11,004,296)
                                          -------------- -------------
       Total shareholders' equity........    74,843,507    72,903,710
                                          -------------- -------------

-----------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY..................................   $83,860,840   $81,952,434
                                          ============== =============


                        POSSIS MEDICAL, INC.
     CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
     FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2007 AND 2006
                             (UNAUDITED)

                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                    April 30,    April 30,    April 30,    April 30,
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------
Product sales......$16,239,689  $15,224,827  $47,649,655  $45,829,609

Cost of sales and
 other expenses:
  Cost of medical
   products........  5,193,346    4,399,791   14,338,940   12,532,922
  Selling, general
   and
   administrative..  9,279,024    8,409,593   28,360,467   24,314,577
  Research and
   development.....  2,372,156    2,869,967    6,730,829    8,577,064
                   ------------ ------------ ------------ ------------
     Cost of sales
      and other
      expenses..... 16,844,526   15,679,351   49,430,236   45,424,563
                   ------------ ------------ ------------ ------------

Operating (loss)
 income............   (604,837)    (454,524)  (1,780,581)     405,046
   Interest income.    522,110      464,966    1,598,222    1,296,048
   Loss on sale of
    securities.....    (10,244)    (110,839)     (29,561)    (136,326)
                   ------------ ------------ ------------ ------------

Income (loss)
 before income
 taxes.............    (92,971)    (100,397)    (211,920)   1,564,768
(Benefit) provision
 for income taxes..   (137,040)     177,211     (196,040)   1,235,211
                   ------------ ------------ ------------ ------------

Net income (loss)..     44,069     (277,608)     (15,880)     329,557

Other comprehensive
 income (loss), net
 of tax:
Unrealized gain
 (loss) on
 securities........     95,000      (18,000)     283,000      (98,000)
                   ------------ ------------ ------------ ------------
Comprehensive
 income............    139,069    $(295,608)    $267,120     $231,557
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
   Basic........... 17,157,499   17,166,955   17,162,532   17,237,723
   Diluted......... 17,791,654   17,166,955   17,162,532   17,700,222

Net income per
 common share:
   Basic...........      $0.00       $(0.02)       $0.00        $0.02
                   ============ ============ ============ ============
   Diluted.........      $0.00       $(0.02)       $0.00        $0.02
                   ============ ============ ============ ============


               AngioJet System Key Business Indicators

----------------------------------------------------------------------
U.S. Market Data           Q3-06    Q4-06    Q1-07    Q2-07    Q3-07
----------------------------------------------------------------------
AngioJet Revenue - $(000) $14,748  $15,258  $15,017  $15,005  $15,150
----------------------------------------------------------------------
AngioJet 3000 Drive Units
 Sold                          46       22       30       18        8
----------------------------------------------------------------------
AngioJet Ultra Consoles
 Sold                           -        -        -       10       36
----------------------------------------------------------------------
AngioJet 3000 Drive Units
 & Ultra Consoles in the
 Field                      1,645    1,672    1,699    1,719    1,777
----------------------------------------------------------------------
AngioJet Catheters Sold    10,692   11,866   11,370   11,348   10,824
----------------------------------------------------------------------

----------------------------------------------------------------------
Gross Margin %               71.1%    71.5%    71.7%    70.0%    68.0%
----------------------------------------------------------------------
EPS Diluted                ($0.02)   $0.03   ($0.01)   $0.01    $0.00
----------------------------------------------------------------------


    Below is the quarterly effect of Stock-Based Compensation Expense under SFAS 123(R) on the operations of the Company. All amounts are in thousands except for EPS diluted.


                                    Q3-06  Q4-06  Q1-07  Q2-07  Q3-07
----------------------------------------------------------------------
Cost of medical products             $114    $97    $94    $93    $89
----------------------------------------------------------------------
Selling, general and administrative   665    580    584    587    613
----------------------------------------------------------------------
Research and development              197    183    174    175    174
----------------------------------------------------------------------
Income tax provision                 (156)  (150)  (186)  (193)  (207)
----------------------------------------------------------------------
Net income                           (820)  (710)  (666)  (662)  (669)
----------------------------------------------------------------------
EPS diluted                         (0.05) (0.04) (0.04) (0.04) (0.04)
----------------------------------------------------------------------


Below is a schedule detailing product sales.

                          --------------------------------------------
                           Q3-06    Q4-06    Q1-07    Q2-07    Q3-07
                          --------------------------------------------
Gross Product Sales       $15,365  $16,260  $15,784  $16,066  $16,800
                          --------------------------------------------
Less: Sales Returns &
 Allowances                  (140)    (210)    (180)    (260)    (560)
                          --------------------------------------------
Net Product Sales          15,225   16,050   15,604   15,806   16,240
                          --------------------------------------------


     CONTACT: Possis Medical, Inc.
              Jules L. Fisher, 763-450-8011
              Vice President, Finance and
              Chief Financial Officer
              Jules.Fisher@possis.com